EXHIBIT 16.1

July 12, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Macatawa Bank Corporation and, under the date of March 30, 2010, we reported on the consolidated financial statements of Macatawa Bank Corporation as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009. We have read Macatawa Bank Corporation's statements included under Item 4.01 of its Form 8-K dated July 12, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements in paragraph one, that the audit committee on May 18, 2010 decided to engage BDO Seidman, LLP to serve as the Company's independent registered public accounting firm for the fiscal year December 31, 2010 and that the Company's Board of Directors ratified and approved the Audit Committee's selection and appointment of BDO Seidman LLP, in paragraph eight, sentences seven and eight, indicating the Company has implemented improved controls to remediate the reported material weakness and in paragraph ten that the Company did not consult with BDO Seidman, LLP regarding the application of accounting or auditing principals.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Grand Rapids, Michigan

cc:	Mr. Robert DendHerder Audit Committee Chairman Macatawa Bank Corporation